Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:
Media Contact:	Investor Relations Contact:
Suzie Boland	Jay Madhu
RFB Communications Group	Homeowners Choice, Inc.
813.259.0345	813.405.3660
sboland@rfbcommunications.com	jmadhu@hcpci.com

Homeowners Choice Reports 2012 Third Quarter and

Nine-Month Financial Results

Tampa, Fla. – Nov. 6, 2012 – Homeowners Choice, Inc. (NYSE: HCI), a leading provider of homeowners’ insurance, today announced financial results for the three and nine months ended Sept. 30, 2012.

Third Quarter 2012 - Financial Results

Income available to common stockholders in the third quarter of 2012 totaled $2.8 million or $0.27 diluted earnings per common share, compared to $1.9 million or $0.27 diluted earnings per common share in the third quarter of 2011.

Gross premiums earned in the third quarter of 2012 increased 67.3% to $53.1 million from $31.7 million in the same year-ago period. The increase was primarily due to policies acquired from HomeWise Insurance Company.

Net premiums earned (defined as gross premiums earned less premiums ceded to reinsurance companies) in the third quarter of 2012 increased 65% to $30.6 million from $18.5 million in the same period in 2011. Reinsurance costs in the third quarter of 2012 were 42.4% of the company’s gross premiums earned, compared with 41.6% during the same period in 2011.

Losses and loss adjustment expenses during the third quarter of 2012 were $15.0 million compared with $10.4 million in the same year-ago period. Losses and loss adjustment expenses in the third quarter of 2012 included approximately $3.2 million related to case reported claims from Tropical Storm Debby and Tropical Storm Isaac, which occurred in late June and Aug. 2012, respectively.

Policy acquisition and other underwriting expenses in the third quarter of 2012 were $6.6 million compared with $3.5 million in the comparable period in 2011. The increase was primarily due to commissions and premium taxes related to the increase in policy renewals in 2012. Other operating expenses, which include a variety of general and administrative costs, totaled $4.7 million in the third quarter of 2012 compared with $2.4 million in third quarter 2011.

Third Quarter 2012 - Financial Ratios

The company’s loss ratio applicable to the third quarter of 2012 (defined as loss and loss adjustment expenses related to net premiums earned) was 49.1% compared with 56.3% in the third quarter of 2011.

The expense ratio applicable to the third quarter of 2012 (defined as policy acquisition and other underwriting expenses related to net premiums earned plus compensation, employee benefits and other operating expenses) was 37.1% compared with 32.3% in the same period in 2011.

Expressed as the total of all expenses related to net premiums earned, the 2012 combined loss and expense ratio to net premiums earned was 86.1% compared with 88.5% in the same period in 2011.

Nine Months Ended Sept. 30, 2012 - Financial Results

Income available to common stockholders for the nine months ended Sept. 30, 2012 totaled $16.8 million or $1.79 diluted earnings per common share, compared with $4.6 million or $0.70 diluted earnings per common share for the nine months ended Sept. 30, 2011.

Gross premiums earned for the nine months ended Sept. 30, 2012 increased 72.2% to $161.6 million from $93.9 million in the same period in 2011.

Net premiums earned for the nine months ended Sept. 30, 2012 increased 107.0% to $108.1 million from $52.2 million in the same period in 2011. Reinsurance costs for the nine months ended 2012 were 33.1% of the company’s gross premiums earned, compared with 44.3% during the same period in 2011. The decrease was due to lower costs during the first five months of 2012 related to policies assumed from HomeWise, which were subject to minimal reinsurance premiums because they were acquired late in Florida’s hurricane season.

Losses and loss adjustment expenses for the nine months ended Sept. 30, 2012 and 2011 were $50.4 million and $31.4 million, respectively. The company’s losses for the nine months ended Sept. 30, 2012 included approximately $5.3 million related to claims from Tropical Storm Debby and Tropical Storm Isaac.

Policy acquisition and other underwriting expenses for the nine months ended Sept. 30, 2012 were $19.7 million compared with $10.6 million for the nine months ended Sept. 30, 2011. Other operating expenses totaled $13.4 million in the nine months ended Sept. 30, 2012 compared with $6.9 million in the nine months ended Sept. 30, 2011.

Nine Months Ended Sept. 30, 2012 - Financial Ratios

The company’s loss ratio applicable to the nine months ended Sept. 30, 2012 was 46.6% compared with 60.0% in the nine months ended Sept. 30, 2011.

The expense ratio applicable to the nine months ended Sept. 30, 2012 was 30.6% compared with 33.5% in the same period in 2011.

Expressed as the total of all expenses related to net premiums earned, the 2012 combined loss and expense ratio to net premiums earned was 77.2% compared with 93.5% in the same period in 2011.

Management Commentary

“We are pleased to report strong quarterly and nine-month results despite the impact of tropical storms that occurred in June and August 2012,” said Paresh Patel, Homeowners Choice chairman and chief executive officer. “We believe we have strong momentum to carry us forward into 2013 and we look forward to continuing profitable growth.”

Conference Call

Homeowners Choice will hold a conference call later today (Nov. 6, 2012) to discuss these financial results. The company’s chairman and chief executive officer Paresh Patel and chief financial officer Richard Allen will host the call starting at 4:30 p.m. Eastern Time. A question and answer session will follow management’s presentation.

The conference call will be broadcast live on the following website at http://www.ir-site.com/hcpci/events.asp and will be available for replay until Feb. 6, 2013.

Those who wish to participate on the conference call should contact Jay Madhu, Homeowners Choice vice president of investor relations, at 813-405-3660 or jmadhu@hcpci.com.

For those who wish to listen to the call via telephone, please dial the listen-only telephone number below at least 5-10 minutes prior to the scheduled start time:

Toll-Free Number:         877-407-8992

International Number:    201-689-8033

About Homeowners Choice, Inc.

Homeowners Choice, Inc. is a Florida-based insurance holding company headquartered in Tampa. Through its subsidiary corporations, Homeowners Choice provides property and casualty homeowners’ insurance, condominium owners’ insurance and tenants’ insurance. The company’s common shares trade on the New York Stock Exchange under the ticker symbol “HCI“ and are included in the Russell 2000 Index. Its Series A, cumulative redeemable preferred shares trade on the NASDAQ Capital Market under the ticker symbol “HCIIP.” More information about Homeowners Choice is available at www.hcpci.com.

Forward-Looking Statements

This news release may contain forward-looking statements made pursuant to the Private Securities Litigation Reform Act of 1995. Words such as “anticipate,” “estimate,” “expect,” “intend,” “plan” and “project” and other similar words and expressions are intended to signify forward-looking statements. Forward-looking statements are not guarantees of future results and conditions but rather are subject to various risks and uncertainties. For example there can be no assurance the Company will have continuing profitable growth. Some of these risks and uncertainties are identified in the company’s filings with the Securities and Exchange Commission. Should any risks or uncertainties develop into actual events, these developments could have material adverse effects on the company’s business, financial condition and results of operations. Homeowners Choice, Inc. disclaims all obligations to update any forward-looking statements.

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(Dollars in thousands, except share amounts)

	September 30, 2012	December 31, 2011
	(Unaudited)
Assets
Fixed-maturity securities, available-for-sale, at fair value (amortized cost $38,624 and $34,147)	$41,397	34,642
Equity securities, available-for-sale, at fair value	9,522	5,207
Time deposits	7,267	12,427
Other investments	15,696	6,483

Total investments	73,882	58,759
Cash and cash equivalents	141,922	100,355
Accrued interest and dividends receivable	334	408
Premiums receivable	17,499	12,222
Assumed reinsurance balances receivable	—	1,687
Prepaid reinsurance premiums	21,781	14,169
Deferred policy acquisition costs	12,548	12,321
Property and equipment, net	10,840	10,499
Goodwill	161	161
Income taxes receivable	1,495	—
Deferred income taxes	—	2,368
Other assets	1,849	1,869

Total assets	$282,311	214,818

Liabilities and Stockholders’ Equity
Losses and loss adjustment expenses	38,726	27,424
Unearned premiums	120,845	108,677
Advance premiums	6,702	2,132
Assumed reinsurance balances payable	1,329	—
Accrued expenses	5,053	3,478
Deferred income taxes	977	—
Dividends payable	98	218
Income taxes payable	—	4,956
Other liabilities	7,494	4,103

Total liabilities	181,224	150,988

Stockholders’ equity:
7% Series A cumulative convertible preferred stock (liquidation preference $10.00 per share), no par value, 1,500,000 shares authorized, 331,525 and 1,247,700 shares issued and outstanding in 2012 and 2011, respectively	—	—
Preferred stock (no par value, 18,500,000 shares authorized, no shares issued or outstanding)	—	—
Common stock, (no par value, 40,000,000 shares authorized, 9,601,019 and 6,202,485 shares issued and outstanding in 2012 and 2011, respectively)	—	—
Additional paid-in capital	53,209	29,636
Retained earnings	46,045	33,986
Accumulated other comprehensive income	1,833	208

Total stockholders’ equity	101,087	63,830

Total liabilities and stockholders’ equity	$282,311	214,818

HOMEOWNERS CHOICE, INC. AND SUBSIDIARIES

Condensed Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2012	2011	2012	2011
Revenue

Gross premiums earned	$53,109	31,741	$161,579	93,855
Premiums ceded	(22,506)	(13,211)	(53,475)	(41,607)

Net premiums earned	30,603	18,530	108,104	52,248

Net investment income	47	486	871	1,557
Policy fee income	624	424	2,167	1,278
Realized investment (losses) gains	(4)	123	26	416
Gain on bargain purchase	—	—	179	936
Other	211	150	641	808

Total revenue	31,481	19,713	111,988	57,243

Expenses

Losses and loss adjustment expenses	15,017	10,431	50,382	31,357
Policy acquisition and other underwriting expenses	6,611	3,529	19,690	10,572
Other operating expenses	4,728	2,447	13,401	6,932

Total expenses	26,356	16,407	83,473	48,861

Income before income taxes	5,125	3,306	28,515	8,382

Income taxes	2,299	1,232	11,459	3,214

Net income	$2,826	2,074	$17,056	5,168

Preferred stock dividends	(42)	(218)	(286)	(596)

Income available to common stockholders	$2,784	1,856	$16,770	4,572

Basic earnings per common share	$0.30	0.30	$2.08	0.75

Diluted earnings per common share	$0.27	0.27	$1.79	0.70

Dividends per common share	$0.20	0.10	$0.55	0.30

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